QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Veeco Instruments Inc.
Annual Report on Form 10-K for the Year Ended December 31, 2002
Exhibit 21.1—Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
U.S. Subsidiaries
CVC, Inc.	DE
CVC Products, Inc.	DE
Ion Tech, Inc.	CO
TM Microscopes Corp.	CA
Veeco Metrology, LLC	DE
Veeco St. Paul Inc. (f/k/a Applied Epi, Inc.)	MN
Wyko Corporation (also does business as Veeco Metrology Group)	AZ
Foreign Subsidiaries
Nihon Veeco K.K.	Japan
Veeco Asia Pte. Ltd.	Singapore
Veeco Instruments GmbH	Germany
Veeco Instruments Limited	England
Veeco Instruments S.A.S.	France
Veeco Korea Inc.	Korea
Veeco Taiwan Inc.	Taiwan

QuickLinks

  Exhibit 21.1